Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-138736), the Registration Statements on Form S-8 (Nos. 333-128647, 333-132679, 333-138758, 333-145404 and  333-150834) pertaining to the 1998 Stock Plan, 2001 Stock Plan, 2005 Equity Incentive Award Plan,  Amended and Restated 2006 Employment Commencement Incentive Plan and Employee Stock Purchase Plan of Sunesis Pharmaceuticals, Inc., of our report dated March 30, 2009, except for Note 17, as to which the date is March 31, 2009 with respect to the financial statements of Sunesis Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ ERNST & YOUNG, LLP

San Jose, California
March 30, 2009